Authorization ID: 40081                                       FS-2700-5b (8/99)
Contact ID:  4008                                             OMB No 0596 - 0082
Expiration Date: 06/30/2042
Use Code:  161


                         U.S. DEPARTMENT OF AGRICULTURE
                                 Forest Service
                        SKI AREA TERM SPECIAL USE PERMIT
                                   AUTHORITY:
                      SKI AREA PERMIT ACT October 22, 1986


LOON MOUNTAIN RECREATION CORPORATION, KANCAMAGUS HIGHWAY, ROUTE 112, LINCOLN, NH, 03251 (hereafter called the holder) is hereby authorized to use National Forest System lands, on the White Mountain National Forest, for the purposes of constructing, operating, and maintaining winter sports resort including food service, retail sales, and other ancillary facilities, described herein, known as the Loon Mountain Ski Area and subject to the provisions of this term permit. This permit, described here as a portion of Tract 50A in the Town of Lincoln, Grafton County, New Hampshire, covers 1366 acres plus an adjacent 12 kilometers, more or less, of nordic and mountain bike trails, and is more particularly described and shown on the attached map dated 06/30/2002.

The following improvements, whether on or off the site, are authorized:

Construction, operation and maintenance of a year-round outdoor recreational development to provide services necessary and desirable for the reasonable comfort and convenience of the public. Structures, facilities and appurtenant improvements to be authorized by this permit are as shown on the approved development plan required by this permit.


Attached Clauses. This term permit is accepted subject to the conditions set forth herein on pages 2 through 16 and to exhibits 1 to 3 (maps of the permitted area and the Loon Mountain Master Development Plan) attached or referenced hereto and made a part of this permit.




       THIS PERMIT IS ACCEPTED SUBJECT TO ALL OF ITS TERMS AND CONDITIONS:


ACCEPTED:

/s/  LMRC  Rick Kelley                                           06/24/2002
--------------------------------------------------------------------------------
HOLDER NAME AND SIGNATURE                                        DATE




APPROVED:

/s/  Thomas G. Wagner             Forest Supervisor              06/24/2002
--------------------------------------------------------------------------------
AUTHORIZED OFFICER SIGNATURE      NAME AND TITLE                 DATE

                              TERMS AND CONDITIONS

I.  AUTHORITY AND USE AND TERM AUTHORIZED

A. Authority. This term permit is issued under the authority of the Act of October 22, 1986, (Title 16, United States Code, Section 497b), and Title 36, Code of Federal Regulations, Sections 251.50-251.64.

B. Authorized Officer. The authorized officer is the Forest Supervisor. The authorized officer may designate a representative for administration of specific portions of this authorization.

C. Rules, Laws and Ordinances. The holder, in exercising the privileges granted by this term permit, shall comply with all present and future regulations of the Secretary of Agriculture and federal laws; and all present and future, state, county, and municipal laws, ordinances, or regulations which are applicable to the area or operations covered by this permit to the extent they are not in conflict with federal law, policy or regulation. The Forest Service assumes no responsibility for enforcing laws, regulations, ordinances and the like which are under the jurisdiction of other government bodies.

D. Term. Unless sooner terminated or revoked by the authorized officer, in accordance with the provisions of the authorization, this permit shall terminate on 06/30/2042, but a new special-use authorization to occupy and use the same National Forest land may be granted provided the holder shall comply with the then-existing laws and regulations governing the occupancy and use of National Forest lands. The holder shall notify the authorized officer in writing not less than six (6) months prior to said date that such new authorization is desired.

E. Nonexclusive Use. This permit is not exclusive. The Forest Service reserves the right to use or permit others to use any part of the permitted area for any purpose, provided such use does not materially interfere with the rights and privileges hereby authorized.

F. Area Access. Except for any restrictions as the holder and the authorized officer may agree to be necessary to protect the installation and operation of authorized structures and developments, the lands and waters covered by this permit shall remain open to the public for all lawful purposes. To facilitate public use of this area, all existing roads or roads as may be constructed by the holder, shall remain open to the public, except for roads as may be closed by joint agreement of the holder and the authorized officer.

G. Master Development Plan. In consideration of the privileges authorized by this permit, the holder agrees to prepare and submit changes in the Master
Development Plan encompassing the entire winter sports resort presently envisioned for development in connection with the National Forest lands authorized by this permit, and in a form acceptable to the Forest Service. Additional construction beyond maintenance of existing improvements shall not be authorized until this plan has been amended. Planning should encompass all the area authorized for use by this permit. The accepted Master Development Plan shall become a part of this permit. For planning purposes, a capacity for the ski area in people-at-one time shall be established in the Master Development Plan and appropriate National Environmental Policy Act (NEPA) document. The overall development shall not exceed that capacity without further environmental analysis documentation through the appropriate NEPA process.

H. Periodic Revision.

     1. The terms and conditions of this authorization shall be subject to revision to reflect changing times and conditions so that land use allocation decisions made as a result of revision to Forest Land and Resource Management Plan may be incorporated.

     2. At the sole discretion of the authorized officer this term permit may be amended to remove authorization to use any National Forest System lands not specifically covered in the Master Development Plan and/or needed for use and occupancy under this authorization.

II.  IMPROVEMENTS

A. Permission. Nothing in this permit shall be construed to imply permission to build or maintain any improvement not specifically named in the Master Development Plan and approved in the annual operating plan, or further authorized in writing by the authorized officer.

B. Site Development Schedule. As part of this permit, a schedule for the progressive development of the permitted area and installation of facilities shall be prepared jointly by the holder and the Forest Service. Such a schedule shall be prepared by May 15th each year, and shall set forth an itemized priority list of planned improvements and the due date for completion. This schedule shall be made a part of this permit. The holder may accelerate the scheduled date for installation of any improvement authorized, provided the other scheduled priorities are met; and provided further, that all priority installations authorized are completed to the satisfaction of the Forest Service and ready for public use prior to the scheduled due date.

     1. All required plans and specifications for site improvements, and structures included in the development schedule shall be properly certified and submitted to the Forest Service at least forty-five (45) days before the construction date stipulated in the development schedule.

     2. In the event there is agreement with the Forest Service to expand the facilities and services provided on the areas covered by this permit, the holder shall jointly prepare with the Forest Service a development schedule for the added facilities prior to any construction and meet requirements of paragraph II.D of this section. Such schedule shall be made a part of this permit.

C. Plans. All plans for development, layout, construction, reconstruction or alteration of improvements on the site, as well as revisions of such plans, must be prepared by a licensed engineer, architect, and/or landscape architect (in those states in which such licensing is required) or other qualified individual acceptable to the authorized officer. Such plans must be accepted by the authorized officer before the commencement of any work. A holder may be required to furnish as-built plans, maps, or surveys upon the completion of construction.

D. Amendment. This authorization may be amended to cover new, changed, or additional use(s) or area not previously considered in the approved Master Development plan. In approving or denying changes or modifications, the
authorized   officer  shall  consider  among  other  things,   the  findings  or
recommendations of other involved agencies and whether their terms and conditions of the existing authorization may be continued or revised, or a new authorization issued.

E. Ski Lift Plans and Specifications. All plans for uphill equipment and systems shall be properly certified as being in accordance with the American National Standard Safety Requirements for Aerial Passenger Tramways (B77.1). A complete set of drawings, specifications, and records for each lift shall be maintained by the holder and made available to the Forest Service upon request. These documents shall be retained by the holder for a period of three (3) years after the removal of the system from National Forest land.

III. OPERATIONS AND MAINTENANCE

A. Conditions of Operations. The holder shall maintain the improvements and premises to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the authorized officer. Standards are subject to periodic change by the authorized officer. This use shall normally be exercised at least 365 days each year or season. Failure of the holder to exercise this minimum use may result in termination pursuant to VIII.B.

B. Ski Lift, Holder Inspection. The holder shall have all passenger tramways inspected by a qualified engineer or tramway specialist. Inspections shall be made in accordance with the American National Standard Safety Requirements for Aerial Passenger Tramways (B77.1). A certificate of inspection, signed by an officer of the holder's company, attesting to the adequacy and safety of the installations and equipment for public use shall be received by the Forest Service prior to public operation stating as a minimum:

"Pursuant to our special use permit, we have had an inspection to determine our compliance with the American National Standard B77.1. We have received the results of that inspection and have made corrections of all deficiencies noted. The facilities are ready for public use."

C. Operating Plan. The holder or designated representative shall prepare and annually revise by October 15 (winter plan) and May 15 (summer/construction plan) an Operating Plan. The Plan shall be prepared in consultation with the authorized officer or designated representative and cover winter and summer operations as appropriate. The provisions of the Operating Plan and the annual revisions shall become a part of this permit and shall be submitted by the holder and approved by the authorized officer or their designated representatives. This plan shall consist of at least the following sections:

     1.  Ski patrol and first aid.
     2.  Communications.
     3.  Signs.
     4.  General safety and sanitation.
     5.  Erosion control.
     6.  Accident reporting.
     7.  Search and rescue.
     8.  Special events.
     9.  Boundary management.
     10. Vegetation management.
     11. Designation of representatives.
     12. Trail routes for nordic skiing and mountain biking.

     The authorized officer may require a joint annual business meeting agenda to:

         a. Update Gross Fixed Assets and lift-line proration when the fee is calculated by the Graduated Rate Fee System.

         b. Determine need for performance bond for construction projects, and amount of bond.

         c.  Provide annual use reports.

D. Cutting of Trees. Trees or shrubbery on the permitted area may be removed or destroyed only after the authorized officer has approved and marked, or otherwise designated, that which may be removed or destroyed. Timber cut or destroyed shall be paid for by the holder at appraised value, provided that the Forest Service reserves the right to dispose of the merchantable timber to others than the holder at no stumpage cost to the holder.

E. Signs. Signs or advertising devices erected on National Forest lands, shall have prior approval by the Forest Service as to location, design, size, color, and message. Erected signs shall be maintained or renewed as necessary to neat and presentable standards, as determined by the Forest Service.

F. Temporary Suspension. Immediate temporary suspension of the operation, in whole or in part, may be required when the authorized officer, or designated representative, determines it to be necessary to protect the public health or safety, or the environment. The order for suspension may be given verbally or in writing. In any such case, the superior of the authorized officer, or designated representative, shall, within ten (10) days of the request of the holder, arrange for an on-the-ground review of the adverse conditions with the holder. Following this review the superior shall take prompt action to affirm, modify or cancel the temporary suspension.

IV. NONDISCRIMINATION. During the performance of this permit, the holder agrees:

A. In connection with the performance of work under this permit, including construction, maintenance, and operation of the facility, the holder shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age, or handicap. (Ref. Title VII of the Civil Rights Act of 1964 as amended).

B. The holder and employees shall not discriminate by segregation or otherwise against any person on the basis of race, color, religion, sex, national origin, age or handicap, by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally. (Ref. Title VI of the Civil Rights Act of 1964 as amended, Section 504 of the Rehabilitation Act of 1973, Title IX of the Education Amendments, and the Age Discrimination Act of 1975).

C.  The  holder   shall   include   and  require   compliance   with  the  above
nondiscrimination provisions in any subcontract made with respect to the operations under this permit.

D. Signs setting forth this policy of nondiscrimination to be furnished by the Forest Service will be conspicuously displayed at the public entrance to the premises, and at other exterior or interior locations as directed by the Forest Service.

E. The Forest Service shall have the right to enforce the foregoing nondiscrimination provisions by suit for specific performance or by any other available remedy under the laws of the United States of the State in which the breach or violation occurs.

V. LIABILITIES

A. Third Party Rights. This permit is subject to all valid existing rights and claims outstanding in third parties. The United States is not liable to the holder for the exercise of any such right or claim.

B. Indemnification of the United States. The holder shall hold harmless the United States from any liability from damage to life or property arising from the holder's occupancy or use of National Forest lands under this permit.

C. Damage to United States Property. The holder shall exercise diligence in protecting from damage the land and property of the United States covered by and used in connection with this permit. The holder shall pay the United States the full cost of any damage resulting from negligence or activities occurring under the terms of this permit or under any law or regulation applicable to the national forests, whether caused by the holder, or by any agents or employees of the holder.

D. Risks. The holder assumes all risk of loss to the improvements resulting from natural or catastrophic events, including but not limited to, avalanches, rising waters, high winds, falling limbs or trees, and other hazardous events. If the improvements authorized by this permit are destroyed or substantially damaged by natural or catastrophic events, the authorized officer shall conduct an analysis to determine whether the improvements can be safely occupied in the future and whether rebuilding should be allowed. The analysis shall be provided to the holder within six (6) months of the event.

E. Hazards. The holder has the responsibility of inspecting the area authorized for use under this permit for evidence of hazardous conditions which could affect the improvements or pose a risk of injury to individuals.

F. Insurance. The holder shall have in force public liability insurance covering: (1) property damage in the amount of One Hundred Thousand dollars ($100,000), and (2) damage to persons in the minimum amount of Five Hundred Thousand dollars ($500,000) in the event of death or injury to one individual, and the minimum amount of One Million dollars ($1,000,000) in the event of death or injury to more than one individual. These minimum amounts and terms are subject to change at the sole discretion of the authorized officer at the five-year anniversary date of this authorization. The coverage shall extend to property damage, bodily injury, or death arising out of the holder's activities under the permit including, but not limited to, occupancy or use of the land and the construction, maintenance, and operation of the structures, facilities, or equipment authorized by this permit. Such insurance shall also name the United States as an additionally insured. The holder shall send an authenticated copy of its insurance policy to the Forest Service immediately upon issuance of the policy. The policy shall also contain a specific provision or rider to the effect that the policy shall not be cancelled or its provisions changed or deleted before thirty (30) days written notice to the Forest Supervisor, White Mountain National Forest, 719 Main Street, Laconia, NH 03246, by the insurance company.

     Rider Clause (for insurance companies)

     "It is understood and agreed that the coverage provided under this policy shall not be cancelled or its provisions changed or deleted before thirty
     (30) days of receipt of written notice to the Forest Supervisor, White Mountain National Forest, 719 Main Street, Laconia, NH 03246, by the insurance company."

VI. FEES

Ski Area Permit Fees. The Forest Service shall adjust and calculate permit fees authorized by this permit to reflect any revisions to permit fee provisions in 16 U.S.C. 497c or to comply with any new permit fee system based on fair market value that may be adopted by statute or otherwise after issuance of this permit.

A. Fee Calculation. The annual fee due the United States for the activities authorized by this permit shall be calculated using the following formula:


     SAPF      =        (.015 x AGR in bracket 1) + (.025 x AGR in bracket 2) +
                        (.0275 x AGR in bracket 3) + (.04 x AGR in bracket 4)
     Where:

     AGR       =        [(LT + SS) x (proration %)] + GRAF


AGR            is       adjusted gross revenue;

LT             is       revenue from sales of alpine and nordic lift tickets and
               passes;

GRAF           is       gross year-round revenue from ancillary facilities;

Proration %    is       the factor to apportion revenue attributable to use of
               National Forest
System lands;

SAPF           is       the ski area permit fee for use of National Forest
               System lands; and

SS             is       revenue from alpine and nordic ski school operations.

     1. SAPF shall be calculated by summing the results of multiplying the indicated percentage rates by the amount of the holder's adjusted gross revenue (AGR), which falls into each of the four brackets. Follow direction in paragraph 2 to determine AGR. The permit fee shall be calculated based on the holder's fiscal year, unless mutually agreed otherwise by the holder and the authorized officer.

     The four revenue brackets shall be adjusted annually by the consumer price index issued in FSH 2709.11, chapter 30. The revenue brackets shall be indexed for the previous calendar year. The holder's AGR for any fiscal year shall not be split into more than one set of indexed brackets. Only the levels of AGR defined in each bracket are updated annually. The percentage rates do not change.

     The revenue brackets and percentages displayed in Exhibit 01 shall be used as shown in the preceding formula to calculate the permit fee.

      Adjusted Gross Revenue (AGR) Brackets and Associated Percentage Rates for Use in Determining Ski Area Permit Fee (SAPF)

                   Revenue Brackets (updated annually by CPI*)
                              and Percentage Rates

      Holder FY       Bracket 1       Bracket 2       Bracket 3      Bracket 4
                      (1.5%)          (2.5%)          (2.75%)        (4%)

      FY 1996         All revenue     $ 3,000,000     $15,000,000    All revenue
       CPI:           below                to              to        over
       N/A            $3,000,000      <$15,000,000    $50,000,000    $50,000,000

      FY 1997         All revenue     $ 3,090,000     $15,450,000    All revenue
       CPI:           below                to              to        over
      1.030           $3,090,000      <$15,450,000    $51,500,000    $51,500,000

      FY 1998         All revenue     $ 3,158,000     $15,790,000    All revenue
       CPI:           below                to              to        over
      1.022           $3,158,000      <$15,790,000    $52,633,000    $52,633,000

      FY 1999         All revenue     $ 3,212,000     $16,058,000    All revenue
       CPI:           below                to              to        over
      1.017           $3,212,000      <$16,058,000    $53,528,000    $53,528,000

      FY 2000               BRACKETS WILL BE UPDATED ANNUALLY BY CPI*
      and beyond


*The authorized officer shall notify the holder of the updated revenue brackets based on the Consumer Price Index (CPI) which is revised and issued annually in FSH 2709.11, chapter 30.

     2. AGR shall be calculated by summing the revenue from lift tickets and ski school operations prorated for use of National Forest System lands and from ancillary facility operations conducted on National Forest System lands.

     Revenue inclusions shall be income from sales of alpine and nordic tickets and ski area passes; alpine and nordic ski school operations; gross revenue from ancillary facilities; the value of bartered goods and complimentary lift tickets (such as lift tickets provided free of charge to the holder's friends or relatives); and special event revenue. Discriminatory pricing, a rate based solely on race, color, religion, sex, national origin, age, disability, or place of residence, is not allowed, but if it occurs, include the amount that would have been received had the discriminatory pricing transaction been made at the market price, the price generally available to an informed public, excluding special promotions.

     Revenue exclusions shall be income from sales of operating equipment; refunds; rent paid to the holder by subholders; sponsor contributions to special events; any amount attributable to employee gratuities or employee lift tickets; discounts; ski area tickets or passes provided for a public safety or public service purpose (such as for National Ski Patrol or for volunteers to assist on the slope in the Special Olympics); and other goods or services (except for bartered goods and complimentary lift tickets) for which the holder does not receive money.

     Include the following in AGR:

         a. Revenue from sales of year-round alpine and nordic ski area passes and tickets and revenue from alpine and nordic ski school operations prorated according to the percentage of use between National Forest System lands and private land in the ski area;

         b. Gross year-round revenue from temporary and permanent ancillary facilities located on National Forest System lands;

         c. The value of bartered goods and complimentary lift tickets, which are goods, services, or privileges that are not available to the general public (except for employee gratuities, employee lift tickets, and discounts, and except for ski area tickets and passes provided for a public safety or public service purpose) and that are donated or provided without charge in exchange for something of value to organizations or individuals (for example, ski area product discounts, service discounts, or lift tickets that are provided free of charge in exchange for advertising).

         Bartered goods and complimentary lift tickets (except for employee gratuities, employee lift tickets, discounts, and except for ski area tickets and passes provided for a public safety or public service purpose) valued at market price shall be included in the AGR formula as revenue under LT, SS, or GRAF, depending on the type of goods, services, or privileges donated or bartered; and

         d. Special event revenue from events, such as food festivals, foot races, and concerts. Special event revenue shall be included in the AGR formula as revenue under LT, SS, or GRAF, as applicable. Prorate revenue according to the percentage of use between National Forest System lands and private land as described in the following paragraphs 5 and 6.

     3. LT is the revenue from sales of alpine and nordic lift tickets and passes purchased for the purpose of using a ski area during any time of the year, including revenue that is generated on private land (such as from tickets sold on private land).

     4. SS is the revenue from lessons provided to teach alpine or nordic skiing or other winter sports activities, such as racing, snowboarding, or snowshoeing, including revenue that is generated on private land (such as from tickets sold on private land).

     5. Proration % is the method used to prorate revenue from the sale of ski area passes and lift tickets and revenue from ski school operations between National Forest System lands and private land in the ski area. Separately prorate alpine and nordic revenue with an appropriate proration factor. Add prorated revenues together; then sum them with GRAF to arrive at AGR. Use one or both of the following methods, as appropriate:

         a. STFP shall be the method used to prorate alpine revenue. The STFP direction contained in FSM 2715.11c effective in 1992 shall be used. Include in the calculation only uphill devices (lifts, tows, and tramways) that are fundamental to the winter sports operation (usually those located on both Federal and private land). Do not include people movers whose primary purpose is to shuttle people between parking areas or between parking areas and lodges and offices.

         b. Nordic trail length is the method used to prorate nordic revenue. Use the percentage of trail length on National Forest System lands to total trail length.

     6. GRAF is the revenue from ancillary facilities, including all of the holder's or subholder's lodging, food service, rental shops, parking, and other ancillary operations located on National Forest System lands. Do not include revenue that is generated on private land. For facilities that are partially located on National Forest System lands, calculate the ratio of the facility square footage located on National Forest System lands to the total facility square footage. Special event revenue allocatable to GRAF shall be prorated by the ratio of use on National Forest System lands to the total use.

     7. In cases when the holder has no AGR for a given fiscal year, the holder shall pay a permit fee of $2 per acre for National Forest System lands under permit or a percentage of the appraised value of National Forest System lands under permit, at the discretion of the authorized officer.

B. Fee Payments. Reports and deposits shall be tendered in accordance with the following schedule. They shall be sent or delivered to the collection officer, USDA, Forest Service, at the address furnished by the authorized officer. Checks or money orders shall be made payable to: USDA, Forest Service.

     1. The holder shall calculate and submit an advance payment which is due by the beginning of the holder's payment cycle. The advance payment shall equal 20 percent of the holder's average permit fee for 3 operating years, when available. When past permit fee information is not available, the advance payment shall equal 20 percent of the permit fee, based on the prior holder's average fee or projected AGR. For ski areas not expected to generate AGR for a given payment cycle, advance payment of the permit fee as calculated in item A, paragraph 7 ($2 per acre for National Forest System lands under permit or a percentage of the appraised value of National Forest System lands under permit, at the discretion of the authorized officer) shall be made. The advance payment shall be credited (item B, paragraph 3) toward the total ski area permit fee for the payment cycle.

     2. The holder shall report sales, calculate fees due based on a tentative percentage rate, and make interim periodic payments each Month or Quarter, at the Authorized Officers discretion, except for periods in which no sales take place and the holder has notified the authorized officer that the operation has entered a seasonal shutdown for a specific period. Reports and payments shall be made by the end of the month following the end of each reportable period. Interim payments shall be credited (item B, paragraph 3) toward the total ski area permit fee for the payment cycle.

     3. Within 90 days after the close of the ski area's payment cycle, the holder shall provide a financial statement, including a completed permit fee information form, Form FS-2700-19a, representing the ski area's financial condition at the close of its business year and an annual operating statement reporting the results of operations, including a final payment which includes year-end adjustments for the holder and each subholder for the same period. Any balance that exists may be credited and applied against the next payment due or refunded, at the discretion of the permit holder.

     4. Within 30 days of receipt of a statement from the Forest Service, the holder shall make any additional payment required to ensure that the correct ski area permit fee is paid for the past year's operation.

     5. Payments shall be credited on the date received by the designated collection officer. If the due date for the fee or fee calculation financial statement falls on a non-workday, the charges shall not accrue until the close of business on the next workday.

     6. All permit fee calculations and records of sales are subject to review or periodic audit as determined by the authorized officer. Errors in calculation or payment shall be corrected as needed for conformance with those reviews or audits. In accordance with the Late Payment Interest, Administrative Costs and Penalties clause contained in this authorization, interest and penalties shall be assessed on additional fees due as a result of reviews or audits.

C. Correcting Errors. Correction of errors includes any action necessary to calculate the holder's sales or slope transport fee percentage or to make any other determination required to calculate permit fees accurately. For fee calculation purposes, an error may include:

     a.  Misreporting or misrepresentation of amounts;
     b.  Arithmetic mistakes;
     c.  Typographic mistakes; or
     d. Variation from generally accepted accounting principles (GAAP), when such variations are inconsistent with the terms of this permit.

Correction of errors shall be made retroactively to the date the error was made or to the previous audit period, whichever is more recent, and past fees shall be adjusted accordingly.

D. Late Payment Interest, Administrative Costs and Penalties. Pursuant to 31 U.S.C. 3717, et seq., interest shall be charged on any fee amount not paid within 30 days from the date the fee or fee calculation financial statement specified in this authorization becomes due. The rate of interest assessed shall be the higher of the rate of the current value of funds to the U.S. Treasury (i.e., Treasury tax and loan account rate), as prescribed and published by the Secretary of the Treasury in the Federal Register and the Treasury Fiscal Requirements Manual Bulletins annually or quarterly or at the Prompt Payment Act rate. Interest on the principal shall accrue from the date the fee or fee calculation financial statement is due.

In the event the account becomes delinquent, administrative costs to cover processing and handling of the delinquency will be assessed.

A penalty of 6 percent per annum shall be assessed on the total amount delinquent in excess of 90 days and shall accrue from the same date on which interest charges begin to accrue.

Payments will be credited on the date received by the designated collection officer or deposit location. If the due date for the fee or fee calculation statement falls on a non-workday, the charges shall not apply until the close of business on the next workday.

Disputed fees are due and payable by the due date. No appeal of fees will be considered by the Forest Service without full payment of the disputed amount. Adjustments, if necessary, will be made in accordance with settlement terms or the appeal decision.

If the fees become delinquent, the Forest Service will:

     Liquidate any security or collateral provided by the authorization.

     If no security or collateral is provided, the authorization will terminate and the holder will be responsible for delinquent fees as well as any other costs of restoring the site to it's original condition including hazardous waste cleanup.

Upon termination or revocation of the authorization, delinquent fees and other charges associated with the authorization will be subject to all rights and remedies afforded the United States pursuant to 31 U.S.C. 3711 et seq. Delinquencies may be subject to any or all of the following conditions:

     Administrative offset of payments due the holder from the Forest Service.

     Delinquencies in excess of 60 days shall be referred to United States Department of Treasury for appropriate collection action as provided by 31 U.S.C. 3711 (g), (1).

     The Secretary of the Treasury may offset an amount due the debtor for any delinquency as provided by 31 U.S.C. 3720, et seq.)

E. Nonpayment. Failure of the holder to make timely payments, pay interest charges or any other charges when due, constitutes breach and shall be grounds for termination of this authorization. This permit terminates for nonpayment of any monies owed the United States when more than 90 days in arrears.

F. Access to Records. For the purpose of administering this permit (including ascertaining that fees paid were correct and evaluating the propriety of the fee base), the holder agrees to make all of the accounting books and supporting records to the business activities, as well as those of sublessees operating within the authority of this permit, available for analysis by qualified representatives of the Forest Service or other Federal agencies authorized to review the Forest Service activities. Review of accounting books and supporting records shall be made at dates convenient to the holder and reviewers. Financial information so obtained shall be treated as confidential as provided in regulations issued by the Secretary of Agriculture.

The holder shall retain the above records and keep them available for review for 5 years after the end of the year involved, unless disposition is otherwise approved by the authorized officer in writing.

G. Accounting Records. The holder shall follow Generally Accepted Accounting Principles or Other Comprehensive Bases of Accounting acceptable to the Forest Service in recording financial transactions and in reporting results to the authorized officer. When requested by the authorized officer, the holder at its own expense, shall have the annual accounting reports audited or prepared by a licensed independent accountant acceptable to the Forest Service. The holder shall require sublessees to comply with these same requirements. The minimum acceptable accounting system shall include:

     1. Systematic internal controls and recording by kind of business the gross receipts derived from all sources of business conducted under this permit. Receipts should be recorded daily and, if possible, deposited into a bank account without reduction by disbursements. Receipt entries shall be supported by source documents such as cash-register tapes, sale invoices, rental records, and cash accounts from other sources.

     2. A permanent record of investments in facilities (depreciation schedule), and current source documents for acquisition costs of capital items.

     3. Preparation and maintenance of such special records and accounts as may be specified by the authorized officer.

VII. TRANSFER AND SALE

A. Subleasing. The holder may sublease the use of land and improvements covered under this permit and the operation of concessions and facilities authorized upon prior written notice to the authorized officer. The Forest Service reserves the right to disapprove subleasees. In any circumstance, only those facilities and activities authorized by this permit may be subleased. The holder shall continue to be responsible for compliance with all conditions of this permit by persons to whom such premises may be sublet. The holder may not sublease direct management responsibility without prior written approval by the authorized officer.

B. Notification of Sale. The holder shall immediately notify the authorized officer when a sale and transfer of ownership of the permitted improvements is planned.

C. Divestiture of Ownership. Upon change in ownership of the facilities authorized by this permit, the rights granted under this authorization may be transferred to the new owner upon application to and approval by the authorized officer. The new owner must qualify and agree to comply with, and be bound by the terms and conditions of the authorization. In granting approval, the authorized officer may modify the terms, conditions, and special stipulations to reflect any new requirements imposed by current Federal and state land use plans, laws, regulations or other management decisions.

VIII.  TERMINATION

A. Termination for Higher Public Purpose. If, during the term of this permit or any extension thereof, the Secretary of Agriculture or any official of the Forest Service acting by or under his or her authority shall determine by his or her planning for the uses of the National Forest that the public interest requires termination of this permit, this permit shall terminate upon one hundred-eighty (180) day's written notice to the holder of such determination, and the United States shall have the right thereupon, subject to Congressional authorization and appropriation, to purchase the holder's improvements, to remove them, or to require the holder to remove them, at the option of the United States. The United States shall be obligated to pay an equitable consideration for the improvements or for removal of the improvements and damages to the improvements resulting from their removal. The amount of the consideration shall be fixed by mutual agreement between the United States and the holder and shall be accepted by the holder in full satisfaction of all claims against the United States under this clause: Provided, that if mutual agreement is not reached, the Forest Service shall determine the amount, and if the holder is dissatisfied with the amount thus determined to be due him may appeal the determination in accordance with the Appeal Regulations, and the amount as determined on appeal shall be final and conclusive on the parties hereto; Provided further, that upon the payment to the holder of 75% of the amount fixed by the Forest Service, the right of the United States to remove or require the removal of the improvements shall not be stayed pending the final decision on appeal.

B. Termination, Revocation and Suspension. The authorized officer may suspend, revoke, or terminate this permit for (1) noncompliance with applicable statutes, regulations, or terms and conditions of the authorization; (2) for failure of the holder to exercise the rights and privileges granted; (3) with the consent of the holder; or (4) when, by its terms, a fixed agreed upon condition, event, or time occurs. Prior to suspension, revocation, or termination, the authorized officer shall give the holder written notice of the grounds for such action and reasonable time to correct curable noncompliance.

IX. RENEWAL

A. Renewal. The authorized use may be renewed. Renewal requires the following conditions: (1) the land use allocation is compatible with the Forest Land and Resource Management Plan; (2) the site is being used for the purposes previously authorized and; (3) the enterprise is being continually operated and maintained in accordance with all the provisions of the permit. In making a renewal, the authorized officer may modify the terms, conditions, and special stipulations.

X. RIGHTS AND RESPONSIBILITIES UPON TERMINATION OR NONRENEWAL

A. Removal of Improvements. Except as provided in Clause VIII. A, upon termination or revocation of this special use permit by the Forest Service, the holder shall remove within a reasonable time as established by the authorized officer, the structures and improvements, and shall restore the site to a condition satisfactory to the authorized officer, unless otherwise waived in writing or in the authorization. If the holder fails to remove the structures or improvements within a reasonable period, as determined by the authorized officer, they shall become the property of the United States without compensation to the holder, but that shall not relieve the holder's liability for the removal and site restoration costs.

XI. MISCELLANEOUS PROVISIONS

A. Members of Congress. No Member of or Delegate to Congress, or Resident Commissioner shall be admitted to any share or part of this agreement or to any benefit that may arise herefrom unless it is made with a corporation for its general benefit.

B. Inspection, Forest Service. The Forest Service shall monitor the holder's operations and reserves the right to inspect the permitted facilities and improvements at any time for compliance with the terms of this permit. Inspections by the Forest Service do not relieve the holder of responsibilities under other terms of this permit.

C. Regulating Services and Rates. The Forest Service shall have the authority to check and regulate the adequacy and type of services provided the public and to require that such services conform to satisfactory standards. The holder may be required to furnish a schedule of prices for sales and services authorized by the permit. Such prices and services may be regulated by the Forest Service:
Provided, that the holder shall not be required to charge prices significantly different than those charged by comparable or competing enterprises.

D. Advertising. The holder, in advertisements, signs, circulars, brochures, letterheads, and like materials, as well as orally, shall not misrepresent in any way either the accommodations provided, the status of the permit, or the area covered by it or the vicinity. The fact that the permitted area is located on the National Forest shall be made readily apparent in all of the holder's brochures and print advertising regarding use and management of the area and facilities under permit.

E. Bonding. The authorized officer may require the holder to furnish a bond or other security to secure all or any of the obligations imposed by the terms of the authorization or any applicable law, regulation, or order.

Bonds, Performance. Use the following text, when bonding is called for: As a further guarantee of the faithful performance of the provisions of terms and conditions (to be determined when applicable) of this permit, the holder agrees to deliver and maintain a surety bond or other acceptable security in the amount of ($ to be determined when applicable). Should the sureties or the bonds delivered under this permit become unsatisfactory to the Forest Service, the holder shall, within thirty (30) days of demand, furnish a new bond with surety, solvent and satisfactory to the Forest Service. In lieu of a surety bond, the holder may deposit into a Federal depository, as directed by the Forest Service, and maintain therein, cash in the amounts provided for above, or negotiable securities of the United States having a market value at the time of deposit of not less than the dollar amounts provided above.

The holder's surety bond shall be released, or deposits in lieu of a bond, shall be returned thirty (30) days after certification by the Forest Service that priority installations under the development plan are complete, and upon furnishing by the holder of proof satisfactory to the Forest Service that all claims for labor and material on said installations have been paid or released and satisfied. The holder agrees that all moneys deposited under this permit may, upon failure on his or her part to fulfill all and singular the requirements herein set forth or made a part hereof, be retained by the United States to be applied to satisfy obligations assumed hereunder, without prejudice whatever to any rights and remedies of the United States.

Prior to undertaking additional construction or alteration work not provided for in the above terms and conditions or when the improvements are to be removed and the area restored, the holder shall deliver and maintain a surety bond in an amount set by the Forest Service, which amount shall not be in excess of the estimated loss which the Government would suffer upon default in performance of this work.

F. Water Rights. This authorization confers no rights to the use of water by the holder. Such rights must be acquired under State law.

G. Current Addresses. The holder and the Forest Service shall keep each informed of current mailing addresses including those necessary for billing and payment of fees.

H.  Identification  of  Holder.   Identification  of  the  holder  shall  remain
sufficient so that the Forest Service shall know the true identity of the entity.


Corporation Status Notification:

     1. The holder shall notify the authorized officer within fifteen (15) days of the following changes:

          a. Names of officers appointed or terminated.

          b. Names of stockholders who acquire stock shares causing their ownership to exceed 50 percent of shares issued or otherwise acquired, resulting in gaining controlling interest in the corporation.

     2.  The holder shall furnish the authorized officer:

          a. A copy of the articles of incorporation and bylaws.

          b. An authenticated copy of a resolution of the board of directors specifically authorizing a certain individual or individuals to represent the holder in dealing with the Forest Service.

          c. A list of officers and directors of the corporation and their addresses.

          d. Upon request, a certified list of stockholders and amount of stock owned by each.

          e. The authorized officer may require the holder to furnish additional information as set forth in 36 CFR 251.54(e)(1)(iv).

Partnership Status Notification:

The holder shall notify the authorized officer within fifteen (15) days of the following changes. Names of the individuals involved shall be included with the notification.

     1. Partnership makeup changes due to death, withdrawal, or addition of a partner.

     2. Party or parties assigned financed interest in the partnership by existing partner(s).

     3. Termination, reformation, or revision of the partnership agreement.

     4. The acquisition of partnership interest, either through purchase of an interest from an existing partner or partners, or contribution of assets, that exceeds 50 percent of the partnership permanent investment.

I. Archaeological-Paleontological Discoveries. The holder shall immediately notify the authorized officer of any and all antiquities or other objects of historic or scientific interest. These include, but are not limited to, historic or prehistoric ruins, fossils, or artifacts discovered as the result of operations under this permit, and shall leave such discoveries intact until authorized to proceed by the authorized officer. Protective and mitigative measures specified by the authorized officer shall be the responsibility of the permit holder.

J. Protection of Habitat of Endangered, Threatened, and Sensitive Species. Location of areas needing special measures for protection of plants or animals listed as threatened or endangered under the Endangered Species Act (ESA) of l973, as amended, or listed as sensitive by the Regional Forester under authority of FSM 2670, derived from ESA Section 7 consultation, may be shown on a separate map, hereby made a part of this permit, or identified on the ground. Protective and mitigative measures specified by the authorized officer shall be the responsibility of the permit holder.

If protection measures prove inadequate, if other such areas are discovered, or if new species are listed as Federally threatened or endangered or as sensitive by the Regional Forester, the authorized officer may specify additional protection regardless of when such facts become known. Discovery of such areas by either party shall be promptly reported to the other party.

K. Superior Clauses. In the event of any conflict between any of the preceding printed clauses or any provision thereof, and any of the following clauses or any provision thereof, the preceding clauses shall control.

L. Superseded Permit. This permit replaces a special use permit issued to: Loon Mountain Recreation Corporation, of Lincoln NH on January 7, 1976.

M. Disputes. Appeal of any provisions of this authorization or any requirements thereof shall be subject to the appeal regulations at 36 CFR 251, Subpart C, or revisions thereto. The procedures for these appeals are set forth in 36 CFR 251 published in the Federal Register at 54 FR 3362, January 23, 1989.

N. Liquor Sales Authorized. The sale of intoxicating beverages is allowed by this authorization, contingent upon a valid State license for the sale or serving of alcoholic beverages.

O. Gambling. Gambling or gambling machines or devices will not be permitted on National Forest System lands regardless of whether or not they are lawful under State law or county ordinances.

P. Fire-Control Plan. The holder shall prepare a fire plan for approval by the authorized officer which shall set forth in detail the plan for prevention, reporting, control, and extinguishing of fires on the authorized areas and within the holder's area of responsibility defined on an attached map. Such plans shall be reviewed and revised at intervals of not more than three (3) years.

Q. Revegetation of Ground Cover and Surface Restoration. The holder shall be responsible for prevention and control of soil erosion and gullying on lands covered by this authorization and adjacent thereto, resulting from construction, operation, maintenance, and termination of the authorized use. The holder shall so construct permitted improvements to avoid the accumulation of excessive heads of water and to avoid encroachment on streams. The holder shall revegetate or otherwise stabilize all ground where the soil has been exposed as a result of the holder's construction, maintenance, operation, or termination of the authorized use and shall construct and maintain necessary preventive measures to supplement the vegetation.

R. Removal and Planting of Vegetation and Other Resources. The holder shall obtain prior written approval from the authorized officer before removing or altering vegetation or other resources. The holder shall obtain prior written approval from the authorized officer before planting trees, shrubs, or other vegetation within the authorized area.

S. Surveys, Land Corners . The holder shall protect, in place, all public land survey monuments, private property corners, and Forest boundary markers. In the event that any such land markers or monuments are destroyed in the exercise of the privileges permitted by this authorization, depending on the type of monument destroyed, the holder shall see that they are reestablished or referenced in accordance with (1) the procedures outlined in the "Manual of Instructions for the Survey of the Public Land of the United States," (2) the specifications of the county surveyor, or (3) the specifications of the Forest Service.

Further, the holder shall cause such official survey records as are affected to be amended as provided by law. Nothing in this clause shall relieve the holder's liability for the willful destruction or modification of any Government survey marker as provided at 18 U.S.C. 1858.

T. Drinking Water Systems.


     1. The holder, as the water supplier and owner or operator of the drinking water system, is responsible for compliance with all applicable Federal, State, and local drinking water laws and regulations for the operation and maintenance of a public water system. This includes, but is not limited to, developing, operating, and maintaining the system, and conducting drinking water testing and taking the appropriate corrective and follow-up actions in accordance with Federal, State, and any other applicable requirements. For the purposes of this authorization, public water systems are defined in the Safe Drinking Water Act, as amended (42 U.S.C. 300f et seq.), and in the National Primary Drinking Water Regulations, Title 40, Code of Federal Regulations, part 141 (40 CFR part 141), or by State regulations if more stringent.

     2. When the permit holder operates Federally owned systems (for example, when the permit is authorized under the Granger-Thye Act), the holder shall meet additional requirements for public and nonpublic water systems consistent with FSM 7420. Requirements under FSM 7420 applicable to the permit holder are set forth in an appendix to the permit entitled
     "Operation of Federally Owned Drinking Water Systems" (Form FS-2700-4h-Appendix F).

     3. For Federally owned systems, the holder shall notify and consult with the Forest Service within 24 hours or on the next business day after notification by the laboratory of a sample that tests positive for microbiological contamination. The holder shall notify and consult with the Forest Service within 48 hours of notification of a maximum contaminant level violation or an acute violation.

     4. The holder shall retain all records as required by applicable laws and regulations. The holder agrees to make the records available to the Forest Service and to any other regulatory agency authorized to review Forest Service activities. Copies of microbiological test results for Federally owned water systems shall be forwarded monthly to the Forest Service by the 15th of the month following the sampling date. Copies of other required records for Federally owned systems shall be forwarded annually to the Forest Service within 15 days of the end of the operating season for seasonal sites or within 15 days of the end of the calendar year for year-round operations. The holder shall surrender all records for a Federally owned system to the Forest Service upon permit termination or revocation.

     5. For Federally owned systems, the holder shall provide the name of the water system operator in writing to the Forest Service and notify the authorized officer within 72 hours of a change in personnel.

U. Explosives.

     1. Only exploding bridgewire (EBWs) shall be used for blasting.

     2. In the use of explosives, the holder shall exercise the utmost care not to endanger life or property and shall comply with the requirements of the Forest Service. The holder shall be responsible for any and all damages resulting from the use of explosives and shall adopt precautions that will prevent damage to surrounding objects. The holder shall furnish and erect special signs to warn the public of blasting operations. Such signs shall be placed and maintained so as to be clearly evident to the public during all critical periods of the blasting operations, and shall include a warning statement to have radio transmitters turned off.

     3. All storage places for explosives shall be marked "DANGEROUS-EXPLOSIVES." The method of storing and handling explosives shall conform to procedures contained in the "Blasters Guide EM-7100-14," and Title 27, Code of Federal Regulations, parts 1 to 199, Alcohol, Tobacco Products, and Firearms (Bureau of Alcohol, Tobacco and Firearms (BATF)).

     4. When using explosives, the holder shall adopt precautions which will prevent damage to landscape features and other surrounding objects. When directed by the Forest officer in charge, trees within an area designated to be cleared shall be left as a protective screen for surrounding vegetation during blasting operations. Trees so left shall be removed and disposed of after blasting has been completed. When necessary, and at any point of special danger, the holder shall use suitable mats or some other approved method to smother blasts.




According to the Paperwork Reduction Act of 1995, no persons are required to respond to a collection of information unless it displays a valid OMB control number. The valid OMB control number for this information collection is 0596-0082.

This information is needed by the Forest Service to evaluate requests to use National Forest System lands and manage those lands to protect natural resources, administer the use, and ensure public health and safety. This information is required to obtain or retain a benefit. The authority for that requirement is provided by the Organic Act of 1897 and the Federal Land Policy and Management Act of 1976, which authorize the Secretary of Agriculture to promulgate rules and regulations for authorizing and managing National Forest System lands. These statutes, along with the Term Permit Act, National Forest Ski Area Permit Act, Granger-Thye Act, Mineral Leasing Act, Alaska Term Permit Act, Act of September 3, 1954, Wilderness Act, National Forest Roads and Trails Act, Act of November 16, 1973, Archaeological Resources Protection Act, and Alaska National Interest Lands Conservation Act, authorize the Secretary of Agriculture to issue authorizations for the use and occupancy of National Forest System lands. The Secretary of Agriculture's regulations at 36 CFR Part 251, Subpart B, establish procedures for issuing those authorizations.

The Privacy Act of 1974 (5 U.S.C. 552a) and the Freedom of Information Act (5 U.S.C. 552) govern the confidentiality to be provided for information received by the Forest Service.

Public reporting burden for this collection of information is estimated to average 12 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information.